[             ], 2011

Re: Pittsburgh & West Virginia Railroad

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Pittsburgh & West Virginia Railroad (“PW”) is issuing to holders of record of its common shares of beneficial interest, no par value (“Common Shares”), on February 25, 2011 (the “Record Date”), at no cost to such holders, non-transferable subscription rights (“Rights”) to subscribe for and purchase, for a limited period of time, Common Shares at the subscription price of $9.00 per Common Share (the “Subscription Price”).  The terms of the Rights offering are set forth in the enclosed prospectus, dated February [  ], 2011 (the “Prospectus”), the rights certificate (the “Rights Certificate”) and the related instructions.  Reference is made to these documents for a complete description of the offering.

We are asking you to contact your clients for whom you hold Rights Certificates registered in your name or in the name of your nominee or who hold Rights Certificates registered in their own names.

PW will not pay any fees or commissions to any broker or dealer or other person for soliciting exercises of the Rights pursuant to the offering.  You will be reimbursed for customary mailing and handling expenses that you incur in forwarding any of the enclosed materials to your clients.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Letter to Shareholders;

3.	Rights Certificate;

4.	A printed form of letter which may be sent to your clients for whose accounts you hold Rights in your name or in the name of your nominee, including Beneficial Owner Election Form;

5.	A Notice of Guaranteed Delivery; and

6.	A return envelope addressed to StockTrans Inc. (the “Subscription Agent”).

Your prompt action is requested.  The Rights offering will expire at 5:00 p.m., New York City time, on March 16, 2011, unless extended by PW (the “Expiration Date”).  A properly completed and duly executed Rights Certificate and payment of the full Subscription Price for each Common Share subscribed for must be received by the Subscription Agent at the address set forth in the Certificate Instructions on or prior to the Expiration Date.  Alternatively, payment in full together with a properly completed and duly executed Notice of Guaranteed Delivery must be received on or prior to such date.  If you use the guaranteed delivery procedures, you must still deliver a completed Rights Certificate to the Subscription Agent within three business days following the Expiration Date.

PROSPECTIVE INVESTORS ARE URGED TO READ THE ENCLOSED PROSPECTUS AND THE RELATED DOCUMENTS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.  The Certificate Instructions should also be read and followed carefully.

The exercise of the rights may be effected through the facilities of The Depository Trust Company (“DTC”).

Additional copies of the enclosed materials may be obtained from PW’s subscription agent, StockTrans, Inc., by calling (800) 733-1121.

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PW OR THE SUBSCRIPTION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE OTHER ENCLOSED DOCUMENTS.